Exhibit 99.1

Quest Continues Restructuring and Hires Phil Scott as Its CFO
Thursday September 14, 6:00 am ET

CARLSBAD, Calif.--(BUSINESS WIRE)--Sept. 14, 2006--Quest Oil Corporation (OTCBB:QOIL - News), www.questoil.com, is pleased to announce the appointment of Mr. Phil Scott, CFA, as Chief Financial Officer. Mr. Scott brings an impressive background of success to Quest, specializing in SEC compliance, mergers and acquisitions, and management for distressed companies. As CFO for a number of significant public companies in "turn-around" situations, Mr. Scott has successfully raised interim equity and debt capital, and sold non-performing assets, ultimately yielding significant value to shareholders. In the course of his career, Mr. Scott has been directly responsible for completing over $100M in public company acquisitions. Mr. Scott is a Chartered Financial Analyst (CFA) and received a B.A. from the California Institute of Technology and an MBA, summa cum laude, from the University of San Diego.

Mr. Joseph Wallen shall continue to focus on the Company's operations and assume the post of Operations Director, where his responsibilities shall include sourcing new acquisition opportunities and further developing the value of the assets in Texas and neighboring states.

About Quest Oil Corporation

Quest is committed to the exploration and development of economical oil and natural gas reserves. Quest management is focused on an acquisition program targeting high quality and low risk prospects. Quest is focused on the development of North American oil and gas resources, allowing highly leveraged production opportunities in Alberta and Texas, through its 100% owned subsidiaries Quest Canada Corp., Wallstin Petroleum LLC and PetroStar Oil Services Inc.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Quest Oil Corporation's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Quest Oil Corporation's products. Quest Oil Corporation undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Quest Oil Corporation's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Anyone considering an investment in Quest Oil Corporation should first conduct thorough due diligence on Quest Oil Corporation by reading all of our publicly available filings. Such public filings are available by visiting the United States Securities and Exchange Commission website at http://www.sec.gov. Quest Oil Corporation encourages any person considering an investment in Quest Oil Corporation to first consult with a registered representative who is licensed to sell securities and who may be able to assist in accessing and analyzing important due diligence materials.

Contact:
Quest Oil Corporation
James B. Panther, II, 760-804-8844, Ext. 206
Mark L. Baum, Esq., 760-804-8844, Ext. 205
Fax: 760-804-8845